Exhibit 10.2

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”), is entered into as of August 18, 2026 (the “Effective Date”), by and between Ocean Capital Acquisition Corporation, a British Virgin Islands business company (the “Company”), and Mr. Richard T. Betts, an individual (the “Director”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, the Company desires to appoint the Director as its director of the Board to assure itself of the services of the Director during the term of Appointment (as defined below).

WHEREAS, the Director desires to be appointed by the Company as its director during the term of Appointment and upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	POSITION

The Director hereby accepts the appointment as an independent director of the Company and Chairperson of the Audit Committee of the Board (the “Appointment”).

2.	TERM

Subject to the adoption of the applicable Resolution of Directors, the Appointment shall commence on the Effective Date and shall continue for the term specified in such resolution. If no term is specified in the applicable resolution, the Director shall hold office until the next annual general meeting of the Company or until resignation or removal in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time (the “Charter Documents”) and applicable law (the “Term”). If the Director is appointed to fill a vacancy, the Term shall not exceed the unexpired term of the Director whose cessation of office created such vacancy.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Director shall perform the duties and responsibilities of a director and Chairperson of the Audit Committee required under applicable British Virgin Islands law, the Charter Documents, the applicable committee charters and the policies of the Company applicable to directors. The Director shall exercise his powers for a proper purpose, act honestly and in good faith in what he believes to be the best interests of the Company, and promptly disclose any interest in a transaction entered into or proposed to be entered into by the Company.

(b)	The Director shall devote as much working time and attention as necessary to perform his duties at the Company, including duties as Chairperson of the Audit Committee and duties as a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

(c)	The Director shall promptly disclose to the Company any relationship, interest or change in circumstances that could reasonably affect the Director’s independence under applicable rules of the New York Stock Exchange or Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

4.	NO BREACH OF CONTRACT

The Director hereby represents to the Company that: (i) the execution and performance of this Agreement will not materially breach any agreement or obligation binding upon the Director; (ii) the Director is not subject to any obligation that would materially prevent him from performing his duties under this Agreement; and (iii) the Director shall not improperly use or disclose any confidential or proprietary information belonging to any other person in performing such duties.

5.	REMUNERATION AND BENEFITS

Subject to the consummation of the Company’s initial Business Combination and the Director’s continued service as a director through the closing thereof, the Director shall be entitled to receive from SB Capital Holding Corporation (the “Sponsor”) a shareholder interest in the Sponsor representing an indirect economic interest in 20,000 insider shares held by the Sponsor. The Director shall also be entitled to reimbursement of reasonable and properly documented out-of-pocket expenses incurred in connection with the performance of the Director’s duties, subject to the Company’s policies, its organizational documents and applicable law, and solely from funds available outside the Trust Account.

6.	CESSATION OF APPOINTMENT

The Director’s appointment and service shall cease upon the earliest of: (i) the expiration of the term specified in the Resolution of Members or Resolution of Directors appointing the Director; (ii) the Director’s death; (iii) the Director’s resignation in accordance with the Charter Documents; (iv) the Director’s removal in accordance with the Charter Documents and applicable British Virgin Islands law; (v) the Director becoming disqualified from acting as a director under applicable law; and (vi) the liquidation or dissolution of the Company.

Any resignation by the Director shall be made by written notice to the Company and shall take effect on the date such notice is received at the office of the Company’s registered agent, or on such later date as may be specified in the notice, in accordance with Regulation 9.6 of the Charter Documents. Any removal of the Director shall be effected only by the corporate action required under the Charter Documents and applicable law.

Upon cessation of the Director’s appointment, the Director shall not be entitled to any severance payment, compensation for loss of office, employee benefit, bonus or acceleration of any equity award.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Company and the Director each acknowledge that, in order for the intentions and purposes of this Agreement to be accomplished, the Director hereby agrees at all times during the Term and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The Director understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Director by or obtained by the Director from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Director.

(b)	Company Property. The Director understands that all Company records and materials created, received or maintained by the Director in connection with the performance of his duties are property of the Company and subject to inspection by the Company at any time. Upon termination or at any other time when requested by the Company, the Director will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Director have, following his termination, in his possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Employer Information. The Director agrees that he has not and will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any current or former employers or other persons or entities with which the Director has an agreement or duty to keep in confidence information acquired by the Director, if any.

(d)	Third Party Information. The Director recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Director agrees that the Director owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Director breaches this Section 7, the Company shall have the right to seek remedies permissible under applicable law.

8.	INDEMNIFICATION

The Company agrees to indemnify the Director for his activities as a director of the Company to the fullest extent permitted by law, and to cover the Director under any directors and officers liability insurance obtained by the Company. Further, the Company and the Director agree that, effective as of the date of the Director’s appointment, the Director shall accede to the Company’s existing indemnification arrangements by executing an indemnity agreement substantially in the form of the indemnity agreements dated June 10, 2026 between the Company and its former and current directors and executive officers.

9.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application and to this end the provisions of this Agreement are declared to be severable.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Director and the Company solely with respect to the terms of the Appointment and supersedes all prior or contemporaneous oral or written agreements solely concerning such subject matter.

For the avoidance of doubt, this Agreement does not supersede, amend or limit the Charter Documents, the resolution appointing the Director, any letter agreement relating to the Company’s initial public offering entered into by the Director, any indemnification agreement between the Director and the Company, any applicable D&O insurance policy, or any committee charter or Company policy applicable to the Director.

12.	GOVERNING LAW; JURISDICTION

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflict of laws rules. To the fullest extent permitted by applicable law and the Amended and Restated Memorandum and Articles of Association of the Company, the Company and the Director hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the British Virgin Islands and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the courts of the British Virgin Islands for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the courts of the British Virgin Islands; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the courts of the British Virgin Islands has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial. To the fullest extent permitted by applicable law and the Amended and Restated Memorandum and Articles of Association of the Company, the parties hereby agree that the mailing of process and other papers in connection with any such action or proceeding in the manner provided by Section 15 or in such other manner as may be permitted by applicable law and the Amended and Restated Memorandum and Articles of Association of the Company, shall be valid and sufficient service thereof.

13.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such Party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY:

OCEAN CAPITAL ACQUISITION CORPORATION

By:	/s/ Kin (Stephen) Sze
Name:	Kin (Stephen) Sze
Title:	Chief Executive Officer

DIRECTOR:

By:	/s/Richard Betts
Name:	Richard Betts

[Signature Page to Director Agreement]